Exhibit 99.1

Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2164

For more information, contact:

Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com
FOR IMMEDIATE RELEASE
Astronics Corporation Reports
2023 Fourth Quarter and Full Year Financial Results
•Sales grew 23.5% to $195.3 million in the quarter and were up 28.8% to $689.2 million for the full year
•Operating income was $7.8 million in the quarter, or 4.0% of sales
•Net income for the quarter was $7.0 million, or $0.20 per diluted share, including a $5.4 million, or $0.16 per diluted share, tax benefit
•Adjusted EBITDA1 was $24.8 million, or 12.7% of sales, a 780 basis point improvement over the fourth quarter of the prior year
•Bookings in the quarter were $183.3 million; 2023 bookings totaled $724.2 million
•Aerospace achieved its eighth consecutive record backlog of $517.2 million
•2024 revenue expected to be approximately $760 million to $795 million
EAST AURORA, NY, February 28, 2024 – Astronics Corporation (Nasdaq: ATRO) (“Astronics” or the “Company”), a leading supplier of advanced technologies and products to the global aerospace, defense and other mission critical industries, today reported financial results for the three and twelve months ended December 31, 2023.
Peter J. Gundermann, Chairman, President and Chief Executive Officer, commented, “We had a very strong close to the year with fourth quarter revenue of $195 million, up 23% over the comparator quarter. This brought total 2023 sales to $689 million, an increase of 29% over 2022. Our financial results demonstrate our improved performance with fourth quarter adjusted EBITDA of $25 million, or 12.7% of sales. The expanded profitability was the result of continued strong demand, an improved supply chain and a more stable and developed team of people. We are encouraged with the momentum in our business and believe we are well positioned to enjoy continued tailwinds as we enter 2024.”
1 Adjusted EBITDA is a Non-GAAP Performance Measure. Please see the attached table for a reconciliation of adjusted EBITDA to GAAP net income.
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Astronics Corporation Reports 2023 Fourth Quarter and Full Year Financial Results
February 28, 2024

Fourth Quarter Results

	Three Months Ended			Year Ended
($ in thousands)	December 31, 2023	December 31, 2022	% Change	December 31, 2023	December 31, 2022	% Change

Sales	$195,292	$158,153	23.5%	$689,206	$534,894	28.8%
Income (loss) from operations	$7,782	$(3,167)	345.7%	$(6,671)	$(30,044)	77.8%
Operating margin %	4.0%	(2.0)%		(1.0)%	(5.6)%
Net gain on sale of businesses	$—	$—		$3,427	$11,284
Net income (loss)	$6,976	$(6,779)	202.9%	$(26,421)	$(35,747)	26.1%
Net income (loss) % of sales	3.6%	(4.3)%		(3.8)%	(6.7)%

*Adjusted EBITDA	$24,830	$7,800	218.3%	$55,579	$11,307	391.5%
*Adjusted EBITDA margin %	12.7%	4.9%		8.1%	2.1%
*Adjusted EBITDA is a Non-GAAP Performance Measure. Please see the attached table for a reconciliation of Adjusted EBITDA to GAAP net income (loss).
Fourth Quarter 2023 Results (compared with the prior-year period, unless noted otherwise)
Consolidated sales were up $37.1 million, or 23.5%. Aerospace sales increased $30.4 million, or 22.0%, driven by increased demand across our range of aerospace product lines. Test Systems sales increased $6.7 million on higher radio test revenue.
Consolidated operating income was $7.8 million, compared with operating loss of $3.2 million in the prior-year period. Improved operating income reflects higher sales volume, partially offset by $4.2 million in non-cash stock bonuses reinstated in the current quarter. The prior-year period operating loss benefited from a $1.5 million gain related to indemnification proceeds received during the quarter associated with a litigation settlement.
Interest expense was $5.9 million in the current period, compared with $3.6 million in the prior-year period, primarily driven by higher interest rates on credit facilities entered into in January 2023. Interest expense included approximately $0.9 million of non-cash amortization of capitalized financing-related fees.
Consolidated net income was $7.0 million, or $0.20 per diluted share, compared with net loss of $6.8 million, or $0.21 per diluted share, in the prior year. Tax benefit in the quarter was $5.4 million compared with a tax benefit of $0.4 million in the prior year.
Consolidated adjusted EBITDA increased to $24.8 million, or 12.7% of consolidated sales, compared with adjusted EBITDA of $7.8 million, or 4.9% of consolidated sales, in the prior-year period primarily as a result of higher sales.
Bookings were $183.3 million in the quarter. For the year, bookings totaled $724.2 million, resulting in a book-to-bill ratio of 1.06:1.
Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)
Aerospace Fourth Quarter 2023 Results (compared with the prior-year period, unless noted otherwise)
Aerospace segment sales increased $30.4 million, or 22.0%, to $168.7 million. The improvement was driven by a 20.8% increase, or $21.3 million, in commercial transport sales. Sales to this market were $124.2 million, or 63.6% of consolidated sales in the quarter, compared with $102.8 million, or 65.0% of consolidated sales in the fourth quarter of 2022. Higher airline spending and increasing OEM build rates drove increased demand.
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Astronics Corporation Reports 2023 Fourth Quarter and Full Year Financial Results
February 28, 2024

General Aviation sales increased $5.5 million, or 37.8%, to $20.2 million. Military Aircraft sales increased $4.1 million, or 30.9%, to $17.3 million.
Aerospace segment operating profit of $14.3 million, or 8.5% of sales, compares with operating profit of $5.2 million, or 3.8% of sales, in the same period last year. Operating margin expansion reflects the leverage gained on higher volume. Operating profit in the fourth quarter of 2023 was impacted by $2.7 million in non-cash bonuses compared with no bonuses in the prior-year period.
Aerospace bookings were $172.1 million for a book-to-bill ratio of 1.02:1. Backlog for the Aerospace segment was a record $517.2 million at the end of 2023.
Mr. Gundermann commented, “Our Aerospace business continues to accelerate nicely, with revenue up 22% for the quarter and 31% for the year. Operating margins reflected the top line growth at 8.5% for the quarter and 4.1% for the year, significantly ahead of the comparator numbers for 2022. Demand remains strong with total bookings of $664 million in 2023, against sales of $605 million, for a book-to-bill of 1.10, supporting our expectation of continued growth in 2024.”
Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)
Test Systems Fourth Quarter 2023 Results (compared with the prior-year period, unless noted otherwise)
Test Systems segment sales were $26.5 million, up $6.7 million primarily as a result of higher radio test revenue.
Test Systems segment operating loss was $0.2 million, an improvement over operating loss of $4.0 million in the fourth quarter of 2022. The improvement reflects higher sales volume coupled with the benefit of the realignment of staffing in the second quarter of 2023 and a $1.3 million decrease in litigation-related legal expenses. This helped to offset a $0.7 million increase in non-cash bonuses. Test Systems’ operating loss continues to be negatively affected by mix and under absorption of fixed costs due to volume. The Test Systems segment has been investing in significant new development programs which are expected to result in more profitable business in the near future.
Bookings for the Test Systems segment in the quarter were $11.2 million, for a book-to-bill ratio of 0.42:1 for the quarter. Backlog was $75.0 million at the end of 2023 compared with backlog of $93.7 million at the end of 2022.
Mr. Gundermann commented, “Our Test business ended the year with revenue of $84.4 million, up 14.5% over 2022. The business made significant progress as the year ended towards securing some significant contracts which are expected to result in a step up in volume as we move through 2024.”
Liquidity and Financing
Cash on hand at the end of the quarter was $11.3 million. Capital expenditures in the quarter were $1.6 million. Net debt was $161.2 million.
Cash used by operations was $1.7 million in the fourth quarter of 2023. During the quarter, accounts receivable increased $18.9 million while inventory decreased $10.7 million.
During the quarter, under its at-the-market offering, the Company sold 500,000 shares at an average price of $15.65 per share for net proceeds after offering expenses of $7.6 million.
David Burney, the Company’s Chief Financial Officer, said, “Liquidity continued to be tight during the quarter as investment in net working capital remained at elevated levels driven by higher accounts receivable from the strong fourth quarter sales. We made significant improvement in the second half of 2023 managing our inventory, which had grown significantly in the first half of the year. We are forecasting continuing improvement in inventory turnover and are forecasting cash flow from operations to be strong as we advance through 2024.”
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Astronics Corporation Reports 2023 Fourth Quarter and Full Year Financial Results
February 28, 2024

He continued, “Our business is operating more smoothly and predictably with each passing quarter. As we are improving, we have reinitiated certain compensation and incentive programs that were suspended since the beginning of the pandemic. These programs normally pay out in cash, but are being paid in stock for now due to our cash position. We will revert to cash payments as liquidity allows.”
2024 Outlook
The Company expects 2024 revenue to be approximately $760 million to $795 million. The midpoint of this range would be a 13% increase over 2023 sales. Sales in the first quarter are expected to be approximately $170 million to $175 million and are projected to build progressively through the year.
Backlog at the end of the fourth quarter was $592.3 million, of which approximately $526.5 million is expected to ship in 2024. This represents about 68% of expected sales in 2024 at the mid-point of the range.
Planned capital expenditures for 2024 are expected to be in the range of $17 million to $22 million.
Peter Gundermann commented, “We expect 2024 will be another solid year of progress for our Company. First quarter sales are expected to be somewhat lighter than the fourth quarter due to customer schedules, but we expect continued strengthening in our top line throughout the rest of the year. Our guided range suggests another year of strong double-digit growth, and the higher volume will have a positive influence on our margins. We look forward to a year that will finally see us rebounding to the revenue level we were at in 2019 before the pandemic struck.”
Fourth Quarter 2023 Webcast and Conference Call
The Company will host a teleconference today at 4:45 p.m. ET. During the teleconference, management will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed by calling (412) 317-0518. The listen-only audio webcast can be monitored at investors.astronics.com. To listen to the archived call, dial (412) 317-6671 and enter replay pin number 10185538. The telephonic replay will be available from 8:45 p.m. on the day of the call through Wednesday, March 13, 2024. The webcast replay can be accessed via the investor relations section of the Company’s website where a transcript will also be posted once available.
About Astronics Corporation
Astronics Corporation (Nasdaq: ATRO) serves the world’s aerospace, defense, and other mission-critical industries with proven innovative technology solutions. Astronics works side-by-side with customers, integrating its array of power, connectivity, lighting, structures, interiors, and test technologies to solve complex challenges. For over 50 years, Astronics has delivered creative, customer-focused solutions with exceptional responsiveness. Today, global airframe manufacturers, airlines, military branches, completion centers, and Fortune 500 companies rely on the collaborative spirit and innovation of Astronics. The Company’s strategy is to increase its value by developing technologies and capabilities that provide innovative solutions to its targeted markets.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions and include all statements with regard to achieving any revenue or profitability expectations, the rate of recovery of the commercial aerospace widebody/long haul markets, the improvement in the supply chain, the productivity of manufacturing personnel and efficiency of staff, the effectiveness on profitability of cost reduction efforts, the timing of receipt of task orders or future orders, the continued momentum in the business and favorable tailwinds,
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Astronics Corporation Reports 2023 Fourth Quarter and Full Year Financial Results
February 28, 2024

and the expectations of demand by customers and markets. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the impact of global pandemics and related governmental and other actions taken in response, the trend in growth with passenger power and connectivity on airplanes, the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the need for new and advanced test and simulation equipment, customer preferences and relationships, the effectiveness of the Company’s supply chain, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW
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Astronics Corporation Reports 2023 Fourth Quarter and Full Year Financial Results
February 28, 2024

ASTRONICS CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited, $ in thousands except per share data)

	Three Months Ended		Year Ended
	12/31/2023	12/31/2022	12/31/2023	12/31/2022
Sales[1]	$195,292	$158,153	$689,206	$534,894
Cost of products sold[2]	155,319	136,643	568,410	463,354
Gross profit	39,973	21,510	120,796	71,540
Gross margin	20.5%	13.6%	17.5%	13.4%

Selling, general and administrative[3]	32,191	24,677	127,467	101,584
SG&A % of sales	16.5%	15.6%	18.5%	19.0%
Income (loss) from operations	7,782	(3,167)	(6,671)	(30,044)
Operating margin	4.0%	(2.0)%	(1.0)%	(5.6)%

Net gain on sale of business[4]	—	—	3,427	11,284
Other expense (income)[5]	301	431	(261)	1,611
Interest expense, net	5,947	3,610	23,328	9,422
Income (loss) before tax	1,534	(7,208)	(26,311)	(29,793)
Income tax (benefit) expense	(5,442)	(429)	110	5,954
Net income (loss)	$6,976	$(6,779)	$(26,421)	$(35,747)
Net income (loss) % of sales	3.6%	(4.3)%	(3.8)%	(6.7)%

Basic earnings (loss) per share:	$0.20	$(0.21)	$(0.80)	$(1.11)
Diluted earnings (loss) per share:	$0.20	$(0.21)	$(0.80)	$(1.11)

Weighted average diluted shares outstanding (in thousands)	34,512	32,401	33,104	32,164

Capital expenditures	$1,606	$3,392	$7,643	$7,675
Depreciation and amortization	$6,346	$6,872	$26,104	$27,777

1 In the year ended December 31, 2023, $5.8 million was recognized in sales related to the reversal of a deferred revenue liability recorded with a previous acquisition within our Test Systems Segment.
2 In the year ended December 31, 2023, $3.6 million in non-cash inventory reserves were recorded related to the bankruptcy of a non-core contract manufacturing customer included within the Aerospace segment. In the year ended December 31, 2022, $6.0 million of the Aviation Manufacturing Jobs Protection Program grant was recognized as an offset to cost of products sold.
3 Selling, general and administrative expense in the year ended December 31, 2023 includes $7.5 million in non-cash accounts receivable reserves related to the bankruptcy of a non-core contract manufacturing customer included within the Aerospace segment. The year ended December 31, 2022 reflects $4.6 million related to the settlement of a litigation claim, a customer accommodation dispute, and a lease termination settlement. In the fourth quarter of 2022, the Company was indemnified by other parties for approximately $1.5 million related to the settlement of the litigation claim and record the gain as an offset to SG&A in that period.
4 Net gain on sale of business for the year ended December 31, 2023 and 2022 is comprised of the additional gain on the sale of the Company’s former semiconductor test business resulting from the contingent earnout for the 2022 and 2021 calendar year, respectively.
5 Other expense (income) for the year ended December 31, 2023 includes income of $1.8 million associated with the reversal of a liability related to an equity investment, as we are no longer required to make the associated payment.
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Astronics Corporation Reports 2023 Fourth Quarter and Full Year Financial Results
February 28, 2024

Reconciliation to Non-GAAP Performance Measures
In addition to reporting net income, a U.S. generally accepted accounting principle (“GAAP”) measure, we present Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization, non-cash equity-based compensation expense, goodwill, intangible and long-lived asset impairment charges, equity investment income or loss, legal reserves, settlements and recoveries, restructuring charges, gains or losses associated with the sale of businesses and grant benefits recorded related to the AMJP program), which is a non-GAAP measure. The Company’s management believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare the performance of its core operations from period to period by removing the impact of the capital structure (interest), tangible and intangible asset base (depreciation and amortization), taxes, equity-based compensation expense, goodwill, intangible and long-lived asset impairment charges, equity investment income or loss, non-cash reserves related to customer bankruptcy filings, legal reserves, settlements and recoveries, litigation-related expenses, restructuring charges, gains or losses associated with the sale of businesses and grant benefits recorded related to the AMJP program, which is not commensurate with the core activities of the reporting period in which it is included. As such, the Company uses Adjusted EBITDA as a measure of performance when evaluating its business and as a basis for planning and forecasting. Adjusted EBITDA is not a measure of financial performance under GAAP and is not calculated through the application of GAAP. As such, it should not be considered as a substitute for the GAAP measure of net income and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure. Adjusted EBITDA, as presented, may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

ASTRONICS CORPORATION
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(Unaudited, $ in thousands)

	Consolidated
	Three Months Ended		Year Ended
	12/31/2023	12/31/2022	12/31/2023	12/31/2022
Net income (loss)	$6,976	$(6,779)	$(26,421)	$(35,747)
Add back (deduct):
Interest expense	5,947	3,610	23,328	9,422
Income tax (benefit) expense	(5,442)	(429)	110	5,954
Depreciation and amortization expense	6,346	6,872	26,104	27,777
Equity-based compensation expense	1,595	1,319	7,198	6,497
Non-cash stock bonus expense	4,249	—	4,249	—
Equity investment accrued payable write-off	—	—	(1,800)	—
Restructuring-related charges including severance	—	—	564	199
Legal reserve, settlements and recoveries	—	(1,500)	(2,532)	500
Customer accommodation settlement	—	—	—	2,100
Lease termination settlement	—	—	—	450
Litigation-related legal expenses	3,826	3,495	17,850	6,935
Non-cash 401K contribution accrual	1,333	1,212	5,106	4,512
AMJP grant benefit	—	—	—	(6,008)
Net gain on sale of business	—	—	(3,427)	(11,284)
Non-cash reserves for customer bankruptcy	—	—	11,074	—
Deferred liability recovery	—	—	(5,824)	—
Adjusted EBITDA	$24,830	$7,800	$55,579	$11,307

Sales	$195,292	$158,153	$689,206	$534,894
Adjusted EBITDA margin	12.7%	4.9%	8.1%	2.1%

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Astronics Corporation Reports 2023 Fourth Quarter and Full Year Financial Results
February 28, 2024

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
($ in thousands)
	(unaudited)
	12/31/2023	12/31/2022
ASSETS
Cash and cash equivalents	$4,756	$13,778
Restricted cash	6,557	—
Accounts receivable and uncompleted contracts	172,108	147,790
Inventories	191,801	187,983
Other current assets	14,560	15,743
Property, plant and equipment, net	85,436	90,658
Other long-term assets	34,944	21,633
Intangible assets, net	65,420	79,277
Goodwill	58,210	58,169
Total assets	$633,792	$615,031

LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long-term debt	$8,996	$4,500
Accounts payable and accrued expenses	112,309	114,545
Customer advances and deferred revenue	22,029	32,567
Long-term debt	159,237	159,500
Other liabilities	81,703	63,999
Shareholders' equity	249,518	239,920
Total liabilities and shareholders' equity	$633,792	$615,031

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Astronics Corporation Reports 2023 Fourth Quarter and Full Year Financial Results
February 28, 2024

ASTRONICS CORPORATION
CONSOLIDATED CASH FLOWS DATA
	Year Ended
(Unaudited, $ in thousands)	December 31, 2023	December 31, 2022
Cash flows from operating activities:
Net loss	$(26,421)	$(35,747)
Adjustments to reconcile net loss to cash flows from operating activities:
Non-cash items:
Depreciation and amortization	26,104	27,777
Amortization of deferred financing fees	3,023	—
Provisions for non-cash losses on inventory and receivables	16,003	3,415
Equity-based compensation expense	7,198	6,497
Deferred tax expense	146	19
Operating lease non-cash expense	5,088	6,028
Non-cash accrued 401K contribution	5,106	4,512
Non-cash accrued stock bonus expense	4,249	—
Net gain on sale of business, before taxes	(3,427)	(11,284)
Non-cash litigation provision adjustment	(1,305)	500
Non-cash deferred liability recovery	(5,824)	—
Other	1,913	3,086
Changes in operating assets and liabilities providing (using) cash:
Accounts receivable	(31,872)	(41,646)
Inventories	(13,283)	(34,058)
Accounts payable	(4,495)	27,843
Accrued expenses	4,634	1,193
Income taxes	(1,949)	16,134
Customer advanced payments and deferred revenue	(4,835)	5,264
Operating lease liabilities	(4,880)	(7,295)
Supplemental retirement plan liabilities	(408)	(405)
Other assets and liabilities	1,285	(145)
Net cash used by operating activities	(23,950)	(28,312)
Cash flows from investing activities:
Proceeds from sales of businesses and assets	3,537	22,061
Capital expenditures	(7,643)	(7,675)
Net cash (used) provided by investing activities	(4,106)	14,386
Cash flows from financing activities:
Proceeds from long-term debt	139,732	125,825
Principal payments on long-term debt	(131,233)	(124,825)
Stock award and employee stock purchase plan (“ESPP”) activity	2,476	97
Proceeds from at-the-market (“ATM”) stock sales	21,269	—
Finance lease principal payments	(47)	(93)
Debt acquisition costs	(6,762)	(2,416)
Net cash provided (used) by financing activities	25,435	(1,412)
Effect of exchange rates on cash	156	(641)
Decrease in cash and cash equivalents and restricted cash	(2,465)	(15,979)
Cash and cash equivalents and restricted cash at beginning of year	13,778	29,757
Cash and cash equivalents and restricted cash at end of year	$11,313	$13,778
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Astronics Corporation Reports 2023 Fourth Quarter and Full Year Financial Results
February 28, 2024

ASTRONICS CORPORATION
SEGMENT DATA
(Unaudited, $ in thousands)

	Three Months Ended		Year Ended
	12/31/2023	12/31/2022	12/31/2023	12/31/2022
Sales
Aerospace	$168,784	$138,335	$605,001	$461,206
Less Inter-segment	(37)	—	(171)	(10)
Total Aerospace	168,747	138,335	604,830	461,196

Test Systems[1]	26,545	19,818	84,376	73,717
Less Inter-segment	—	—	—	(19)
Total Test Systems	26,545	19,818	84,376	73,698

Total consolidated sales	195,292	158,153	689,206	534,894

Segment operating profit (loss) and margins
Aerospace[2]	14,287	5,202	24,629	(1,883)
	8.5%	3.8%	4.1%	(0.4)%
Test Systems[1]	(224)	(3,993)	(8,745)	(8,118)
	(0.8)%	(20.1)%	(10.4)%	(11.0)%
Total segment operating profit (loss)	14,063	1,209	15,884	(10,001)

Net gain on sale of business	—	—	3,427	11,284
Interest expense	5,947	3,610	23,328	9,422
Corporate expenses and other[3]	6,582	4,807	22,294	21,654
Income (loss) before taxes	$1,534	$(7,208)	$(26,311)	$(29,793)

1 In the year ended December 31, 2023, $5.8 million was recognized in sales related to the reversal of a deferred revenue liability recorded with a previous acquisition within our Test Systems segment, which also benefits operating loss for the period. Absent that benefit, Test Systems operating profit loss was $14.6 million.
2 Aerospace segment operating profit in the year ended December 31, 2023 includes reserves for $11.1 million in accounts receivable and inventory related to the bankruptcy filing of a non-core contract manufacturing customer classified within the Aerospace segment. In the year ended December 31, 2022, $6.0 million of the Aviation Manufacturing Jobs Protection Program grant was recognized as an offset to the cost of products sold in the Aerospace segment.
3 Corporate expenses and other for the year ended December 31, 2023 includes income of $1.8 million associated with the reversal of a liability related to an equity investment, as we will no longer be required to make the associated payment.
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Astronics Corporation Reports 2023 Fourth Quarter and Full Year Financial Results
February 28, 2024

ASTRONICS CORPORATION
SALES BY MARKET
(Unaudited, $ in thousands)

	Three Months Ended			Year Ended			2023 YTD
	12/31/2023	12/31/2022	% change	12/31/2023	12/31/2022	% change	% of Sales
Aerospace Segment
Commercial Transport	$124,183	$102,843	20.8%	$432,199	$314,564	37.4%	62.8%
Military Aircraft	17,282	13,198	30.9%	61,617	54,534	13.0%	8.9%
General Aviation	20,186	14,647	37.8%	80,842	63,395	27.5%	11.7%
Other	7,096	7,647	(7.2)%	30,172	28,703	5.1%	4.4%
Aerospace Total	168,747	138,335	22.0%	604,830	461,196	31.1%	87.8%

Test Systems Segment[1]
Government & Defense	26,545	19,818	33.9%	84,376	73,698	14.5%	12.2%

Total Sales	$195,292	$158,153	23.5%	$689,206	$534,894	28.8%

SALES BY PRODUCT LINE
(Unaudited, $ in thousands)

	Three Months Ended			Year Ended			2023 YTD
	12/31/2023	12/31/2022	% change	12/31/2023	12/31/2022	% change	% of Sales
Aerospace Segment
Electrical Power & Motion	$82,337	$54,689	50.6%	$268,049	$187,446	43.0%	39.0%
Lighting & Safety	40,467	34,008	19.0%	157,434	124,347	26.6%	22.8%
Avionics	30,106	29,781	1.1%	113,117	97,234	16.3%	16.4%
Systems Certification	6,423	10,566	(39.2)%	26,255	17,222	52.5%	3.8%
Structures	2,318	1,644	41.0%	9,803	6,244	57.0%	1.4%
Other	7,096	7,647	(7.2)%	30,172	28,703	5.1%	4.4%
Aerospace Total	168,747	138,335	22.0%	604,830	461,196	31.1%	87.8%

Test Systems Segment[1]	26,545	19,818	33.9%	84,376	73,698	14.5%	12.2%

Total Sales	$195,292	$158,153	23.5%	$689,206	$534,894	28.8%

1 Test Systems sales in the year ended December 31, 2023 included a $5.8 million reversal of a deferred revenue liability recorded with a previous acquisition.
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Astronics Corporation Reports 2023 Fourth Quarter and Full Year Financial Results
February 28, 2024

ASTRONICS CORPORATION
ORDER AND BACKLOG TREND
(Unaudited, $ in thousands)
	Q1 2023	Q2 2023	Q3 2023	Q4 2023	Trailing Twelve Months
	4/1/2023	7/1/2023	9/30/2023	12/31/2023	12/31/2023
Sales
Aerospace	$135,597	$158,382	$142,104	$168,747	$604,830
Test Systems[1]	20,941	16,072	20,818	26,545	84,376
Total Sales[1]	$156,538	$174,454	$162,922	$195,292	$689,206

Bookings
Aerospace	$150,096	$188,800	$153,272	$172,106	$664,274
Test Systems	7,740	18,252	22,724	11,176	59,892
Total Bookings	$157,836	$207,052	$175,996	$183,282	$724,166

Backlog
Aerospace[2]	$472,295	$502,713	$513,881	$517,240
Test Systems	86,319	88,499	90,405	75,036
Total Backlog	$558,614	$591,212	$604,286	$592,276	N/A

Book:Bill Ratio
Aerospace	1.11	1.19	1.08	1.02	1.10
Test Systems[1]	0.51	1.14	1.09	0.42	0.76
Total Book:Bill[1]	1.05	1.19	1.08	0.94	1.06

SEGMENT SALES AND BOOKINGS

$250,000,000
$200,000,000
$150,000,000
$100,000,000
$50,000,000
$-
Quarterly Sales & Bookings
$800,000,000
$700,000,000
$600,000,000
$500,000,000
$400,000,000
$300,000,000
$200,000,000
$100,000,000
$-
Trailing 12 Months Sales
Q1 2020
Q2 2020
Q3 2020
Q4 2020
Q1 2021
Q2 2021
Q3 2021
Q4 2021
Q1 2022
Q2 2022
Q3 2022
Q4 2022
Q1 2023
Q2 2023
Q3 2023
Q4 2023
Aerospace Bookings
Test Bookings
Aerospace Sales
Test Sales

1 In the first quarter of 2023, Test Systems and Total sales include the $5.8 million reversal of a deferred revenue liability. The book:bill ratios have been calculated excluding the impact of that transaction.
2 In November of 2023, a non-core contract manufacturing customer reported within the Aerospace segment declared bankruptcy, and as a result, Aerospace and Total Backlog was reduced by $19.9 million in all periods affected. In the bar chart presented, Aerospace and Total Bookings was reduced by $2.6 million and $17.2 million in second and third quarters of 2021, respectively.
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